Exhibit 23.6

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Diversified Energy Company of our report dated April 30, 2025, relating to the consolidated financial statements of Maverick Natural Resources, LLC, appearing in Diversified Energy Company PLC’s current report on Form 6-K filed May 16, 2025.

/s/ BDO USA, P.C.
Houston, Texas

November 24, 2025